Subscription Agreement

This Subscription Agreement ("Agreement") is a formal commitment between the undersigned party, referred to as the "Investor," and Amplara Corporation, a Wyoming-based company hereinafter referred to as the "Company."

1. Subscription for Common Stock

The Investor hereby submits an irrevocable subscription to acquire shares of the Company's common stock at a per-share cost of $0.025 ("Shares"). The offer to purchase is made subject to the terms and conditions described in this Agreement. The Investor acknowledges that the Company retains the exclusive right to accept or decline this subscription. This subscription only becomes binding when the Company formally accepts it in writing.

The subscription for Shares will be closed immediately upon: The Company’s receipt and acceptance of a properly signed Signature Page for this Agreement. The receipt of all funds for the share subscription as outlined in this agreement.

2. Payment Method

Simultaneously with the execution of this Agreement, the Investor is obligated to make the payment. Payment can be remitted either through a check made payable to Amplara Corporation or by initiating a wire transfer to the Company's designated account.

Any alternative payment method agreed upon by the parties in writing or outlined by the Company in the invoice. If the payment is made in a currency other than USD, it will be converted into USD according to the exchange rate applied by the bank processing the transaction. The Investor will be responsible for any costs related to currency conversion, including any bank charges or transaction fees, and acknowledges that the Company is not liable for any changes in the exchange rate or delays during the conversion.

Unless otherwise specified in this Agreement, all percentages calculated under this Agreement will be rounded to the nearest whole number, and all amounts in dollars will be rounded to the nearest whole dollar.

3. Acknowledgment of Prospectus

The Investor acknowledges that the offered Shares are common stock that has been registered with the United States Securities and Exchange Commission ("SEC") through a Form S-1 Registration Statement. The Investor understands that these Shares are being publicly offered and can be freely traded without restrictions.

The Investor guarantees that all personal information provided in this Agreement is correct as of the date of signing. Additionally, the Investor affirms that the financial details disclosed are accurate and complete as of the same date. The Investor also confirms their commitment to adhere to all the terms and conditions outlined in this Agreement.

4. Investment Risks

The Investor acknowledges that this investment in common stock carries a significant level of risk and could potentially result in the complete loss of the investment. The Investor is fully cognizant that neither federal nor state agencies have made any determinations regarding the fairness of this investment, provided endorsements or recommendations for the shares or the Company, or insured or guaranteed any investments. The Investor also understands that the stock's purchase price is not linked to the Company's assets, book value, or net worth, and it has been arbitrarily determined by the Company. The Investor confirms that they have comprehensively reviewed all information contained in the prospectus, including the risks factors section.

5. Notices and Communications

Any official notices or communications required or allowed under this Agreement must be in writing and delivered either in person, by telegram, telex, facsimile, or by certified, registered, or express mail with prepaid postage to the addresses provided in this Agreement. These notices will be deemed delivered when personally handed over, sent by telegram, telex, or facsimile, or, if mailed, will be considered delivered three days after being sent via the United States Postal Service.

By endorsing this Agreement, the Investor acknowledges understanding and acceptance of the stipulated terms and conditions. The Investor certifies that they have perused this entire Agreement and verify that each statement made by them within this document is accurate and complete.

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INVESTOR'S SIGNATURE PAGE

The undersigned, intending to subscribe for the specified number of Shares of Amplara Corporation (the "Company") as outlined below, acknowledges that they have reviewed and understood the terms and conditions of the attached Agreement and confirm their acceptance of all provisions included therein.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date indicated below.

Company:	Amplara Corporation Perez Gutierrez Damaris Jamilette President, Treasurer, Secretary and Director ___________________________
Investor:	Date: Investment Amount: $ Number of Shares: Full Name of Investor: Permanent Address of Investor: Authorized Signatory: ___________________________